CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 13, 2005, relating to the financial statements and financial highlights which appear in the October 31, 2005 Annual Reports to Shareholders of Exeter Fund, Inc. - Tax Managed Series, Equity Series, Overseas Series, Pro-Blend Conservative Term Series, Pro-Blend Moderate Term Series, Pro-Blend Extended Term Series, and Pro-Blend Maximum Term Series which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", åCustodian, Independent Registered Public Accounting Firm, and Counselæ, and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, MA
February 24, 2006